Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

Max Maxfield, WY Secretary of State
FILED: 08/26/2010 09:34 AM
Original ID: 2010-000588520
Amendment ID: 2010-000886135

# Profit Corporation
# Articles of Amendment

1. Corporation name:
   SUPER DIRECTORIES, INC.

2. Article(s) I, II, III, IV, V, VI, VII is amended as follows:
   Please see Attached EXHIBIT A

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 08/19/2010
   *(Date – mm/dd/yyyy)*

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

   The amendment was adopted by the Board of Directors without shareholder action and shareholder action was not required.

**OR**

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

RECEIVED
AUG 25 2010
SECRETARY OF STATE
WYOMING

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

For Office Use Only

6. If an amendment was approved by the shareholders:

(A) The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment: and the number of votes of each voting group indisputably represented at the meeting:

**AND**

(B) Either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment **OR** the total number of undisputed votes cast for the amendment by each voting group and a statement that the number of votes cast for the amendment by each voting group was sufficient for approval by that voting group:

7. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

**Signature:** ______________________ **Date:** 08/20/2010 *(mm/dd/yyyy)*

*Print Name:* LUKE LALONDE

Title: President

Contact Person: Luke Lalonde

Daytime Phone Number: 1 518 425 0320 Email: lukelalonde@superdirectories.com

**Checklist**

- ✔ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ✔ The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- ✔ Please submit one **originally signed** document and one exact photocopy of the filing.

RECEIVED AUG 25 2010 SECRETARY OF STATE WYOMING

EXHIBIT A

AMENDMENT to the
ARTICLES OF INCORPORATION of
SUPER DIRECTORIES, INC.

Pursuant to W.S. 17-16-1002, SUPER DIRECTORIES, INC. does hereby amend its Articles of Incorporation to read as follows:

ARTICLE I.

The name of this corporation is:

**SUPER DIRECTORIES, INC.**

ARTICLE II.

The aggregate number of shares this corporation is authorized to issue is 50,000,000,000 (fifty billion), allocated as follows among these classes and series of stock:

Common Stock Class, par value $0.00000001 per share – 49,880,000,000 shares authorized;
Preferred Stock Class, Series A, par value $0.00000001 per share – 10,000,000 shares authorized.
Preferred Stock Class, Series B, par value $0.00000001 per share – 90,000,000 shares authorized.
Preferred Stock Class, Series C, par value $0.00000001 per share – 20,000,000 shares authorized.

The participating rights, relative rights, optional or other special rights, powers, designations, preferences, issuance rules, limitations, restrictions and qualifications for each of the four classes of stock, as well as the authorized amounts for each, shall be determined, where actively or passively allowed by state and/or federal law, by the bylaws Article VII-A, as amended, as approved by a majority of the duly-elected Directors of this corporation.

ARTICLE III.

The street address of this corporation's initial registered office, and the name of its initial registered agent at that office, is:

**Wyoming Corporate Services Inc.**
**2710 Thomes Ave.**
**Cheyenne, WY 82001**

RECEIVED
AUG 25 2010
SECRETARY OF STATE
WYOMING

## ARTICLE IV.

The name and address of this corporation's incorporator is:

Wyoming Corporate Services Inc.
2710 Thomes Ave.
Cheyenne, WY 82001

## ARTICLE V.

The liability of any director to this corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, is eliminated, except liability for:

(A) The amount of financial benefit received by a director to which he is not entitled;
(B) An intentional infliction of harm on the corporation or shareholders;
(C) A violation of W.S. 17-16-833; or
(D) An intentional violation of criminal law; and

## ARTICLE VI.

Indemnification of any director for liability (as defined in W.S. 17-16-850(a)(iii)) to any person for any action taken, or failure to take any action, as a director, is obligatory, except liability for:

(A) Receipt of a financial benefit to which he is not entitled;
(B) An intentional infliction of harm on the corporation or its shareholders;
(C) A violation of W.S. 17-16-833; or
(D) An intentional violation of criminal law.

## ARTICLE VII.

Pursuant to W.S. 17-16-801, the Board of Directors has the complete authority to make, amend, alter or repeal the Bylaws of the corporation.

Executed this 19th day of August, 2010, by the CEO and Chairman of the Board of Directors of this corporation, Luke Lalonde.

Luke Lalonde, CEO and Chairman

Resolutions by Unanimous Consent
In Lieu of a Special Meeting of the Board of Directors
of SuperDirectories Inc.

The undersigned being all of the directors of SuperDirectories Inc. a Wyoming corporation (the "Corporation"), hereby consent to, approve and adopt the following preambles and resolutions To the same extent and with the same force and effect as if adopted at a special meeting of the board of directors for the corporation duly called and held:

WHEREAS and RESOLVED, the directors of the company, hereby approve the issuance of three billion (3,000,000,000) shares of its restricted common stock as required by a Management Consulting Agreement signed by the company and the party listed in exhibit A and;

FURTHER RESOLVED, that the officers of the Corporation be and they hereby are authorized to sign any and all documents and perform any and all acts on behalf of the Corporation, in their sole discretion, deem necessary, desirable and appropriate for the issuance of the Common Stock.

EXECUTED on this August, 19, 2010

Luke Lalonde
President and sole Officer and Director